[BKD letterhead]

                                                                    Exhibit 23.1


                  CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Third Century Bancorp (the "Company") and the Mutual Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Plan") of our report dated January 16, 2004, except for Note 15 as to which the date is February 12, 2004, on the consolidated financial statements of Mutual Savings Bank which report is included in the prospectus forming part of the Company's and the Plan's Form SB-2 Registration Statement filed on March 17, 2004, under the Securities Act of 1933, as amended.



/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
August 25, 2004